NATIONAL HEALTHCARE CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 16, 2002

5:00 PM CDT

To Our Stockholders:

We cordially invite you to attend the Annual Meeting of the Stockholders (the "Meeting") of National HealthCare Corporation ("NHC" or the "Company"). The Meeting will be held at City Center, 14th Floor, 100 Vine Street, Murfreesboro, Tennessee on Tuesday, April 16, 2002, at 5:00 PM CDT, for the following purposes:

       1.     To re-elect two directors;

       2.     To approve and ratify the NHC "Executive Officer Performance Based Compensation Plan."

       3.     To ratify the implementation of the 2002 Stock Option Plan pursuant to which 1,250,000 shares will be available to grant for stock options, employee stock purchase plan needs and physician stock purchase plan needs.

       4.     To amend the Articles of Incorporation to reduce the minimum number of directors from six to five.

       5.     To ratify the selection of Arthur Andersen LLP as independent accountants for the year ending December 31, 2002; and

       6.     To transact such other business as may properly come before the meeting or any continuances of it.

The nominees for re-election as directors are W. Andrew Adams and Ernest G. Burgess III. They currently serve as directors of the Company.

The Board of Directors (the "Board") has fixed the close of business on Friday, February 15, 2002 as the record date for the determination of stockholders who are entitled to vote at the Meeting, including any continuances. We encourage you to attend the Meeting. Whether you are able to attend or not, we urge you to indicate your vote on the enclosed proxy card:

FOR the re-election of Messrs. Adams and Burgess as directors;

FOR the NHC Executive Officer Performance Based Compensation Plan;

FOR the 2002 Stock Option Plan;

FOR the amendment to the Articles of Incorporation reducing the minimum number of directors from six to five; and

FOR ratification of the selection of Arthur Andersen LLP as independent accountants for the year ending December 31, 2002.

Please sign, date, and return the proxy card promptly in the enclosed envelope. If you attend the Meeting, you may vote in person even if you have previously mailed a proxy card.

                                                                 Richard F. LaRoche, Jr.,
                                                                 Secretary

March 15, 2002
Murfreesboro, Tennessee

NATIONAL HEALTHCARE CORPORATION
100 Vine Street
Murfreesboro, Tennessee 37130

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PROXY STATEMENT

-----------------------------

ANNUAL MEETING OF THE STOCKHOLDERS
TO BE HELD APRIL 16, 2002

The accompanying proxy is solicited by NHC's Board to be voted at the Annual Meeting of the Stockholders (the "Meeting") to be held on Tuesday, April 16, 2002, commencing at 5:00 p.m. CDT and at any continuances of the Meeting. The Meeting will be held at the City Center, 14th Floor, Murfreesboro, Tennessee. It is anticipated that this proxy material will be mailed on or before March 15, 2002, to all stockholders of record on February 15, 2002.

A copy of the Annual Report on Form 10-K for the Company for the year ended December 31, 2001, including audited financial statements, is enclosed.

You have the power and right to revoke the proxy at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company (i) a written revocation or (ii) your proxy with a later date than the prior proxy. Furthermore, if you attend the Meeting, you may elect to vote in person, thereby canceling the proxy.

How We Count the Votes

* Shares of common stock represented in person or by proxy at the Meeting (including shares which abstain or do not vote with respect to one or more of the matters presented at the Meeting) will be tabulated by the Company's Secretary who will determine whether or not a quorum is present.

* Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter, but will not be counted as votes in favor of such matter. Accordingly, an abstention from voting on Proposals I, II, III, IV and V will have the same legal effect as a vote "against" the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such vote differently.

* If a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Accordingly, a "broker non-vote" may effect establishment of a quorum, but, once a quorum is established, will have no effect on the voting on such matter.

* A majority of the issued and outstanding shares of common stock entitled to vote constitutes a quorum at the Meeting. The affirmative vote of the holders of a majority of the votes cast at the Meeting is required for the election of directors, approval of the Executive Officer Performance Based Compensation Plan, approval of the 2002 Stock Option Plan and ratification of the appointment of the Company's independent accountants, while the amendment to the Articles of Incorporation requires the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock.

VOTING SECURITIES AND PRINCIPAL OWNERS

The outstanding voting securities of the Company as of December 31, 2001, consisted of 11,476,956 shares of common stock, par value $.01 per share ("Common Stock"). Stockholders of record as of the record date are entitled to notice of and to vote at the Meeting or any continuances. Each holder of the shares of Common Stock is entitled to one vote per share on all matters properly brought before the Meeting. Stockholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

The following information is based upon filings made by the entities identified below with the Securities and Exchange Commission. Except as set forth below, on December 31, 2001 no person was known to us to own beneficially more than 5% of the outstanding Common Stock:

Name and Address	Shares Beneficially Owned on 12/31/01	Percent of Outstanding Shares on 12/31/01
National Health Corporation P. O. Box 1398 Murfreesboro, TN 37133	1,238,924	10.8%
W. Andrew Adams 100 Vine Street Murfreesboro, TN 37130	1,082,064	9.4%
FMR Corp. 82 Devonshire Street Boston, MA 02109	1,050,600	9.2%
Fidelity Low-Priced Stock Fund 82 Devonshire Street Boston, MA 02109	920,000	8.0%
Dorian Eason Asset Management, LLC 1000 Ridgeway Loop Road Memphis, TN 38120	1,245,127	10.8%
1818 Fund II 59 Wall Street New York, NY 10005	730,155	6.4%

PROPOSAL I

ELECTION OF DIRECTORS

Pursuant to our Articles of Incorporation, the directors are divided into three groups. Each group is elected for a three-year term and only one group is up for election each year. At the April 16, 2002 Meeting, two directors will be elected to hold office, each for a term of three years or until their successors are elected and qualified.

The nominees for election at the Meeting are W. Andrew Adams and Ernest G. Burgess III, currently directors of the Company. Unless authority to vote for the election of directors has been specifically withheld, your proxyholder intends to vote for the election of Messrs. Adams and Burgess to hold office as directors.

If a nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person as may be determined by the proxyholder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES.

The following is information about the nominees, other board members, and executive officers:

Name	Age	Position	Expiration of term as Director	Common Stock Beneficially Owned at 12/31/01(1)	Percent of Shares Outstanding 12/31/01
Ernest G. Burgess III	62	Director	2002	192,767	1.7%
W. Andrew Adams	56	Director & President	2002	1,082,064	9.4%
Robert G. Adams	55	Director & Sr. V.P.	2003	451,432	3.9%
Richard F. LaRoche, Jr.	56	Sr. V.P. & Secretary		407,130	3.5%
Lawrence C. Tucker (2)	59	Director	2004	730,155	6.4%
Olin O. Williams	71	Director	2003	140,842	1.2%
Dr. J. K. Twilla	75	Director (Ret. 1/02)	2004	103,392	*
All Directors and Exec. Officers as a group (7 people)				3,107,782	27.1%

*Less than 1%
(1) Assumes exercise of stock options outstanding. See "Option Plans." Included in the amounts above are 40,000 shares to Mr. Burgess, 40,000 shares to Mr. Tucker, 40,000 shares to Dr. Twilla, and 40,000 shares to Dr. Williams, of which all may be acquired upon the exercise of stock options granted under the Company's1994 and 1997 Stock Option Plans.
(2) Mr. Tucker, as a general partner of the 1818 Fund II, is attributed the ownership of the 1818 Fund II shares, but does not claim beneficial ownership thereof. Otherwise, all shares are owned beneficially with sole voting and investment power.

Ernest G. Burgess III served as Senior Vice President of Operations for 20 years before retiring in 1994. His Board of Director's position spans nine years. He has an M.S. degree from the University of Tennessee, and also serves on the Board of Directors of National Health Realty, Inc.

W. Andrew Adams has served as President of NHC since 1974 and Chairman of the Board since 1994. He has extensive long-term health care experience and served as President of the National Council of Health Centers, the trade association for multi-facility long-term health care companies. Adams serves as Chairman of the Board of National Health Investors, Inc., National Health Realty, Inc. and Assisted Living Concepts, Inc. In addition, he serves on the Board of Directors of Lipscomb University, SunTrust Bank, Nashville, and Boy Scouts of America.

Mr. Tucker has been with Brown Brothers Harriman & Co. (BBH & Co.), private bankers, for 35 years and became a General Partner of the firm in January 1979. He serves on the firm's steering committee as well as being responsible for the corporate finance activities, which include management of The 1818 Fund, private equity investing partnerships with committed capital exceeding $1.5 billion. He is a director of Riverwood International Corporation, VAALCO Energy Inc., US Unwired, Inc., Z-Tel Technologies, Inc., Xspedius, Inc., Digex Corporation, WorldCom Ventures, Inc., and is an Advisory Director of WorldCom, Inc.

Dr. J. K. Twilla has served as a director of NHC for 30 years and retired from the Board of Directors in January 2002. Dr. Twilla is a physician and was in private practice in Tennessee for more than 30 years. He also served on the Board of Directors of National Health Realty, Inc. until January 2002.

Dr. Olin O. Williams has served as Director of NHC for 30 years. He is a physician and was in private practice in Tennessee for more than 31 years. Dr. Williams also serves on the Board of Directors of the Bank of Murfreesboro and National Health Realty, Inc.

Robert G. Adams has served NHC 26 years - 14 years as Senior Vice President and 9 years on the Board of Directors. He also served NHC as a health care center administrator and Regional Vice President. He is NHC's Chief Operating Officer, serves on the Board of Directors of National Health Realty, Inc., and is Vice President of National Health Investors, Inc. Mr. Adams has a B.S. Degree from Middle Tennessee State University.

Richard F. LaRoche, Jr. has served 26 years with NHC as Secretary and General Counsel and 14 years as Senior Vice President. He has a law degree from Vanderbilt University and an A.B. degree from Dartmouth College. Mr. LaRoche also serves as a director, Vice President and Secretary of National Health Investors, Inc. and as Vice President and Secretary of National Health Realty, Inc.

Board of Directors and Committees of the Board

The Board of Directors held 4 meetings during 2001. All directors were present at the meetings of the Board and of committees on which they served. The outside directors comprised the Audit Committee and the Compensation Committee (Mr. Burgess, Mr. Tucker, Dr. Twilla and Dr. Williams).

The Audit Committee, which met four times in 2001, has filed the following report for inclusion in this proxy:

Report of the Audit Committee

The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements in the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of NHC's audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements, which are included with the materials accompanying this proxy. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independent Standards Board No. 1 (Independent Discussions with Audit Committees) and discussed with them their independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on SEC Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission and distribution to all shareholders.

Submitted by the National HealthCare Corporation Audit Committee.

                                                                     Ernest G. Burgess III, Chairman
                                                                     Lawrence C. Tucker
                                                                     J. K. Twilla (Retired Jan. 2002)
                                                                     Olin O. Williams

Report of the Compensation Committee

The Compensation Committee, which met twice in 2001, sets the compensation principles for the Company and reviews and establishes the principles for individual compensation levels for the executive officers. Of the four independent directors serving on the committee during 2001, only one is a former employee of the Company. We believe the following principles are applicable to all of the Company's employees:

*   Compensation should be related to performance. We believe that the better an individual performs the higher that individual's compensation should be. The individual's compensation should also be tied to how well the Company, division or subsidiary in which the partner is retained, performs financially so that when the entity's performance is better than our objectives, the individuals should be paid more. When the Company's performance does not meet our objectives, incentive award payments will be at the committee's discretion.

*   NHC employees should own NHC stock. We provide NHC employees at all levels with a number of ways to become shareholders. We have made annual employee stock purchase program grants available to all full time company employees and compensated physicians serving as medical directors and/or medical committee members at our centers. We also have programs that are intended to increase stock ownership among partners, such as discretionary stock option grants to managerial employees, the maintenance of an employee stock ownership plan (which is indirectly one of our largest shareholders), and matching contributions made on behalf of employees who participate in our 401(k) savings plan or the key employee deferred compensation plan. Our overall goal is to create and maintain stock option programs that encourage each employee to act like an owner of the business.

*  Incentive compensation should be a greater part of total compensation for our executive officers. Although the proportion of an individual's total compensation varies with individual and company performance, we believe that our executive officers should have the majority of their compensation tied to the performance of the Company as a whole. As can be seen from the Compensation Table included in this proxy, our executive officers' incentive awards in 2000 as contrasted with their salaries exceeded the salaries by three to one or better, and we anticipate this will be true for 2001. We have designed this bonus program having as one goal to make the compensation paid to the Company's executive officers qualify as performance based and deductible for federal income tax purposes. However, as in most areas, there can be no assurance that this goal is met.

There are three basic components to our executive officers' compensation program - the first being base salary, the second being stock options, and the third being performance based. This last component has been formalized during 2001 and is being presented as Proposal II at the upcoming Meeting for shareholder approval and ratification. This "Executive Performance Incentive Plan" requires that the Company achieve a significant return for its shareholders prior to any material performance compensation awards. Having our shareholders approve this Plan should enable full tax deductibility of any compensation paid.

We have carefully considered these compensation programs, always taking into account shareholders' concerns, and feel that our programs and the compensation which they produce, for not only our executive officers but also partners in all areas of the Company and its subsidiaries, are vital to our continuing efforts to obtain and retain our people and improve our competitive position.

                                                                       Lawrence C. Tucker, Chairman
                                                                       Ernest G. Burgess III
                                                                       J. K. Twilla (Retired Jan. 2002)
                                                                       Olin O. Williams

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN TRANSACTIONS

Cash Compensation

Directors not employed by NHC receive compensation for their Board service in the amount of $2,500 per meeting attended. The Company reimburses all directors for travel expenses incurred in connection with their duties as directors of the Company.

The Company's three executive officers were compensated per the following Table I.

TABLE I NATIONAL HEALTHCARE CORPORATION SUMMARY COMPENSATION TABLE 1999 - 2001
Annual Compensation (1)					Long-Term Compensation			All other compen- sation ($) (i)
					Awards		Payouts
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (2) (d)	Other annual compen- sation ($) (3) (e)	Restrict- ed Stock Award(s) ($) (f)	Securities Under- lying Options/ SARs (#) (4) (g)	LTIP Payouts ($) (h)
W. Andrew Adams Pres. & CEO	2001 2000 1999	25,000 24,954 113,313	(5) 850,000 500,000	1,611 2,584 2,932	-0- -0- -0-	-0- 55,000 -0-	-0- -0- -0-	-0- -0- -0-
Robert G. Adams Sr. Vice Pres. & COO	2001 2000 1999	141,282 140,940 140,779	(5) 750,000 426,534	2,092 5,554 6,607	-0- -0- -0-	-0- 40,000 -0-	-0- -0- -0-	-0- -0- -0-
Richard F. LaRoche, Jr. Sr. Vice Pres. & Secretary	2001 2000 1999	132,622 127,802 126,588	(5) 750,000 426,851	30,068 3,442 2,782	-0- -0- -0-	-0- 40,000 -0-	-0- -0- -0-	-0- -0- -0-

_____________________________
(1) Compensation deferred at the election of an executive has been included in columns (c) and (d).
(2) These officers may also receive bonuses from National Health Investors, Inc. and National Health Realty, Inc., which are disclosed in those companies' Form 10-K and/or proxy statements.
(3) Includes (a) life insurance benefit, (b) 401(k) matching contribution, (c) non-qualified deferred compensation matching contribution, (d) ESOP contribution, and (e) any positive spread from participation in the Employee Stock Purchase Plan.
(4) These officers received stock options from National Health Investors, Inc. in 1997 and 1999 and stock options from National Health Realty, Inc. in 1999, which are disclosed in those companies' Form 10-K. No other Restricted Stock Awards, Options/SARs, or LTIP Payouts were given in 1998, 1999, 2000, or 2001.
(5) No bonuses have been declared or paid for 2001.

Director and Officer Options

The shareholder approved 1997 Stock Option Plan (the "1997 Plan"), provides for an automatic grant to each non-employee director of 10,000 shares on the date of the Annual Meeting of the Shareholders and at the closing price of NHC common stock on the American Stock Exchange that day. Of the 1,000,000 shares available under the 1997 Plan, none remain available for grant as of the date of this Proxy Statement. It is for this reason that the Board is proposing shareholder ratification of the proposed 2002 Plan, Proposal III of this proxy statement.

The 1997 Plan permitted options to be exercised for cash or by surrender of shares of Common Stock of the Company valued at the then fair market value. Unless otherwise specifically provided in the option agreement, no option shall be transferable other than by will, family gift, or the laws of descent and distribution. All shares which may be issued under the Plan and the exercise prices for outstanding options are subject to adjustment in the event that the number of outstanding shares of Common Stock will be changed by reason of stock splits, stock dividends, reclassifications or recapitalizations. In addition, upon a merger or consolidation involving the Company, participants are entitled to shares in the surviving corporation.

The 1997 Plan also provides eligible employees the option to purchase shares of Company common stock through payroll deductions at the lesser of the closing price of the common stock as reported on the American Stock Exchange on the first trading day or the last trading day of each year. At the end of each year, funds accumulated in the employee's account will be used to purchase the maximum number of shares at the above price. The Company makes no contribution to the purchase price. 106,782 shares were issued pursuant to the Plan in January 2001, with all payroll deductions being made in 2000.

All employees (including officers and directors) may elect to participate in the Plan if they meet minimum employment requirements. The maximum payroll deduction is the employee's normal monthly pay. Participating employee's rights under the Plan are nontransferable. Prior to the end of a year, a participant may elect to withdraw from the Plan and the amount accumulated as a result of his payroll deductions shall be returned to him without interest. Any terminated employee immediately ceases to be a participant and also receives his or her prior contributions.

In no event may a participant in the Plan purchase thereunder during a calendar year, common stock having a fair market value more than $25,000. The stock purchased pursuant to the Plan is freely tradeable, except for any shares held by an affiliate" of the Company, which would be subject to the limitations of Rule 144.

Only Mr. LaRoche of the Company's Executive Officers participated in this Plan during 2001 and, if there had been a positive spread between the purchase price and the then fair market price, it would have been included in Table I, column (e).

Tables A and B set forth information regarding options which are outstanding, granted or exercised under the 1997 Plan as of December 31, 2001, for the Company's three executive officers. Table C sets forth information regarding options outstanding and exercised during 2001 for the executive officers, all outside directors and all other NHC employees as a group. The Company has not granted any SARs.

TABLE A
Option/SAR Grants in Last Fiscal Year [12-31-01]
Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities underlying option/ SARS Granted (#)	Percent of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise of Base Price ($/Sh)	Expir- ation Date	5% ($)	10% ($)
W. Andrew Adams	-0-	-	-0-	-	-	-
Robert G. Adams	-0-	-	-0-	-	-	-
Richard F. LaRoche, Jr.	-0-	-	-0-	-	-	-

TABLE B

Aggregated Option/SAR Exercises in Last Fiscal Year
and FY-End Option/SAR Values
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/ SARs at Fiscal Year-End (#) Exercisable	Value of Unexercised in-the-Money Options/ SARs at Fiscal Year- End ($) Exercisable
W. Andrew Adams	-0-	-0-	55,000	$ 680,000
Robert G. Adams	-0-	-0-	40,000	$ 495,000
Richard F. LaRoche, Jr.	-0-	-0-	40,000	$ 495,000
TABLE C
Name of Participant	Shares Under Option: 2001	Expiration Date	Options Exercised: 2001	Remain- ing Options	Exercise Price
W. Andrew Adams	55,000	10/25/06	-0-	55,000	$3.00
Richard F. LaRoche, Jr.	40,000	10/25/06	-0-	40,000	$3.00
Robert G. Adams	40,000	10/25/06	-0-	40,000	$3.00
All Executive Officers (3 persons)	135,000	10/25/06	-0-	135,000	$3.00
All Directors (4 persons)	40,000 40,000 40,000 40,000	1/4/2003 4/26/2004 5/24/2005 5/26/2006	-0- -0- -0- -0-	40,000 40,000 40,000 40,000	$39.88 $9.375 $ 4.75 $10.40
All Other NHC Employees	337,500	10/25/06	-0-	337,500	$ 3.00

The Company's grant or issuance of an incentive stock option under the 1997 Plan has no federal income tax consequences to either the Company or the optionee. Nor do any federal income tax consequences occur to either the Company or the optionee upon the optionee's exercise of his or her incentive stock option and purchase of Common Stock up to $100,000 per year, except that the difference between the fair market value of the stock purchased pursuant to the exercise of the option and the amounts paid upon the option's exercise (the "Spread") would be included in the optionee's alternative minimum taxable income for alternative minimum tax purposes. For options purchased in excess of the $100,000 limit, or for options granted to non-employee directors, or which are not held for the time discussed in the next paragraph, the Spread is taxable as ordinary income to the optionee and deductible by the Company at the time of exercise.

After exercising the option, if the optionee holds the stock purchased for the requisite period under the Internal Revenue Code, then upon the optionee's disposition of the stock he or she will recognize capital gain (or loss) for federal income tax purposes on the amount of the Spread. The Company would not be entitled to a deduction upon such a disposition. To be entitled to such capital gains treatment, the optionee must not dispose of the underlying stock within two (2) years after the date the option is granted or one (1) year after the option is exercised.

If the optionee disposes of the stock prior to such time, then the optionee will recognize ordinary income in an amount equal to the lesser of (i) the difference between the sales proceeds and the optionee's cost, or (ii) the difference between the fair market value of the stock on the date of exercise and the optionee's cost. The balance of the gain on a premature disposition of the stock, if any, will be capital gain for federal income tax purposes. Such a premature disposition will entitle the Company to a deduction equal to the amount of ordinary income recognized by the optionee.

The 1997 Plan also provided that the Company can finance the exercise of any options by the acceptance of the option holder's full recourse Promissory Note bearing interest at a fixed rate equal to 2.5% below New York Prime on the date of the note, with interest payable quarterly and principal due and payable in 60 months. The notes are secured by shares having a fair market value of 200% of the amount of the principal of the note as established on the date of the loan. Additionally, such purchase money notes require the pledge of additional shares or for reduction in the principal of the note at any time that the value of the collateral drops below 150% of the base amount of the outstanding balance of the note.

The below table indicates the current amount of option purchase money notes outstanding by directors and executive officers of NHC, individually and collectively as of December 31, 2001.

	Current Loan Outstanding 12-31-01	Maximum Loan Outstanding Prior Five Years
W. Andrew Adams	$ 693,120	$ 4,101,131
Robert G. Adams	495,350	2,426,309
Richard F. LaRoche, Jr.	469,600	2,418,076
Ernest G. Burgess III	660,555	1,309,368
J. K. Twilla	---	169,750
Lawrence C. Tucker	---	-0-
Olin O. Williams	227,525	679,462
All Exec. Officers & Directors as a Group (7)	$2,546,150	$11,104,096

Section 16(a) Disclosure Compliance

Section 16(a) of the Securities and Exchange Act of 1934 as amended requires officers, directors, and persons who own more than 10% of the Company's equity securities to file statements of changes in beneficial ownership (Forms 4 or 5) with the Securities and Exchange Commission (the SEC) and the American Stock Exchange. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file.

To the Company's knowledge and based solely on the review of the copies of such forms received by it, the Company believes that during 2001 all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were fulfilled.

Comparison of Cumulative Total Return

The Company's cumulative total return as compared with the S & P 500 Index and HealthCare-Misc. Index is shown in the graph on the last page of this proxy statement.

PROPOSAL II

RATIFICATION AND APPROVAL OF THE NHC
"EXECUTIVE OFFICER PERFORMANCE BASED
COMPENSATION PLAN" - THE "PLAN"

Section 162(m) of the Internal Revenue Code of 1986 as amended ["Section 162(m)"] provides that compensation in excess of one million dollars paid for any year to a corporation's chief executive officer and the four other highest paid executive officers at the end of such year ("Covered Employees") will not be deductible for federal income tax purposes unless certain conditions are met. One such condition is that the compensation qualify as "performance based compensation". Section 162(m) provides, among other things, that shareholders must be advised of and approve the material terms of the performance goals under which compensation is to be paid, and under certain conditions must re-approve the material terms of the performance goals every five years. The following is a summary of the Company's "Executive Officer Performance Based Compensation Plan" which was adopted by the Board at its meeting on November 1, 2001, for application in calendar year 2001, and is now being submitted for shareholder ratification and approval.

Performance Incentive Bonus Pool (the "Pool"). The annual Pool is calculated as follows: At the commencement of each calendar year the Board shall approve a pre-tax earning goal. If the pre-tax earnings goal is met, the Pool shall be formed of two components: first, a base award equal to $3 million and, second, a bonus award calculated as follows:

* Shareholders must first receive a 15% return on beginning equity after including the expense of the $3 million base award;

* An incentive bonus is then created equal to 30% of the amount in excess of the 15% return on beginning equity.

Executive Officer Pool. Simultaneously with the approval of the pre-tax earnings goal, a compensation committee comprised of all "outside directors" as defined by American Stock Exchange regulations shall allocate a stated percentage of the Pool to fund the Executive Officer Performance Based Compensation Plan.

Eligible Officers. The Plan shall be available for the five most highly compensated executive officers of the Company as elected from time to time by the Board. Currently there are three executive officers, namely W. Andrew Adams, President and Chief Executive Office; Robert G. Adams, Senior Vice President and Chief Operating Officer; and Richard F. LaRoche, Jr., Senior Vice President, Secretary and General Counsel.

Executive Officer Percentages of Participation. At the commencement of each calendar year the Compensation Committee shall allocate a fixed percentage of the Executive Officer Pool to each executive officer, but the allocations shall not exceed more than 100% of the Executive Officer Pool. Mr. W. Andrew Adams has been allocated 50% for calendar year 2001 and Messrs. LaRoche and R. Adams 25% each for 2001.

Administration of Plan. The Board of Directors shall create a Compensation Committee ("Committee") which shall have at least three members, each of whom shall be both a member of the Board and a non-employee director. The Committee shall recommend to the Board the appropriate percentage for each executive officer, which shall be done at the commencement of each calendar year or upon the retention of employment of an executive officer. The Committee shall also consult with and advise management as to the allocation of the balance of the incentive Pool to other company employees. The Committee shall have the full power to interpret and administer the Plan. The Committee shall have the full power and authority to reduce or eliminate altogether any bonus created pursuant to the Plan, but shall not have the power to re-allocate any executive officer's reduced bonus to any other executive officer or to increase any executive officer's bonus in excess of the bonus earned pursuant to the Plan. Unused bonus pool funds will be placed in the Performance Incentive Bonus Pool, which is used to fund incentive bonuses for all Key Employees excluding Executive Officers. This summary is qualified by reference to the full text of the Plan, which is included in this Proxy Statement as Exhibit A.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"FOR" PROPOSAL II.

----------------------

PROPOSAL III

RATIFICATION OF THE 2002 STOCK OPTION, EMPLOYEE STOCK PURCHASE & STOCK APPRECIATION RIGHTS PLAN

The Board has passed and recommends to the shareholders that they ratify and adopt the 2002 Stock Option, Employee Stock Purchase and Stock Appreciation Rights Plan (the "2002 Plan"). Such recommendation is based on the Board's determination that the implementation of the 1997 Plan has proven advantageous to the Company. Since the shares authorized in the 1997 Plan have now been exhausted, the Board recommends shareholder approval of this new plan. Following is a summary of certain features of the 2002 Plan. This summary is qualified by reference to the full text of the 2002 Plan, which is included in this Proxy Statement as Exhibit B.

A vote for the 2002 Plan will constitute a vote for adoption of that Plan. The Board believes that the 2002 Plan will provide flexibility in NHC's overall compensation program and will promote the interests of NHC by providing incentives and reward to employees and key medical personnel of NHC who are primarily responsible for the management, growth and financial success of the Company.

Pursuant to the 2002 Plan no more than 1,250,000 shares may be granted by the Board. This total is, however, subject to certain adjustments to prevent dilution.

The 2002 Plan is administered by the Board as a whole, except that Board members who are also employees must abstain on any vote of a grant to themselves. The 2002 Plan continues the long-standing automatic grant of options to the disinterested directors of the Board. Pursuant to the terms of the Plan, disinterested directors will receive the option to purchase 15,000 shares once a year at the closing price of the shares on the date of the first annual shareholder meeting each year. This represents an increase of 5,000 shares per year to outside directors, as the 1997 Plan authorized an automatic grant of 10,000 shares. The stock options are non-transferable except with Board approval and the maximum term is ten years from the date of grant or the expiration date of the 2002 Plan, whichever occurs first. The Board is authorized to specify other terms and conditions of the grants. The options may be granted at any price as determined by the Board, except for the automatic outside director grants, which are priced as stated above.

The 2002 Plan permits options to be exercised for cash or by the payment of the option price in shares of the Company based on their then fair market value. The 2002 Plan also provides that the Company may finance the exercise of any option by the acceptance of the option holder's full recourse promissory note bearing interest at a fixed rate equal to 2 1/2% below National Prime on the date of the note, with interest payable quarterly and principal due and payable in 60 months. The note will be secured with shares having a fair market value of 200% of the amount of the principal of the note as established on the date of the loan. Additionally, the notes require the pledge of additional shares or a reduction in the principal of the note and any time that the value of the collateral drops below 150% of the base amount of the outstanding balance of the note.

In the event any option holder ceases to be a full time employee for any reason other than permanent and total disability or death, the options granted to such employee will lapse. In the event of permanent and total disability or death, options may be exercised within 180 days after the date of disability or death to the extent the option was otherwise exercisable. In the event an option holder is discharged for cause, any option shall terminate upon notice of discharge. In no event under any of these provisions may any option be exercised beyond the expiration of the term of the option.

If an option holder who is employed or compensated by the Company or a subsidiary or an affiliate shall cease to be so employed in a full time capacity for any reason, the Company may elect to repurchase any and all shares held by such option holder from the exercise of the option at the price per share equal to the exercise price. The Company's right to repurchase shall continue for a period of six years from the date of grant of such option.

The 2002 Plan allows a payroll deduction funded program whereby any full time employee of the Company and its subsidiaries, divisions and affiliates to subscribe by March 31st of each year (or later date if extended by the Board) to purchase up to $25,000 of NHC's common stock at the lesser of the closing price of the stock on the first or last trading day of each year.

The 2002 Plan additionally allows any physician serving as a medical director or compensated medical committee member thereof to subscribe up to a maximum of $24,000 of NHC's common stock, with the physician's maximum amount being determined by the month of sign up (each month past January decreasing by $2,000 throughout the calendar year). The purchase price will be the same price paid by employees for the Employee Stock Purchase Plan.

The Board has the full power and authority to amend any outstanding 2002 Plan options and to cancel any 2002 Plan options and grant substitute options therefor. The Board may additionally amend, suspend or discontinue the 2002 Plan in whole or in part at any time. However, the Board may not amend the 2002 Plan without the approval of the majority of shareholders voting at a meeting of the Company where a quorum is present to (i) materially increase the number of shares which may be subject to option rights under the 2002 Plan (except for certain adjustments to prevent dilution), (ii) materially increase the benefits accruing to participants in the 2002 Plan, or (iii) materially modify the eligibility for the award of options under the 2002 Plan.

Federal Income Tax Information

The following discussion is a summary of the federal income tax provisions relating to the grant and exercise of awards under the 2002 Plan, and the subsequent sale of common stock acquired under this plan. The tax effect of exercising awards may vary depending upon the particular circumstances, and the income tax laws and regulations change frequently.

Non-qualified Stock Options. There will be no federal income tax consequences to a participant or to us upon the grant of a non-qualified stock option. When the participant exercises a non-qualified option, however, he will realize ordinary income in an amount equal to the excess of the fair market value of the option shares that he receives upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding deduction, subject to limitations under Section 162(m) of the Internal Revenue Code. Any gain that a participant realized when the participant later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the participant held the shares.

Incentive Stock Options, Employee Stock Purchase Plan Purchases and Physician Stock Purchase Plan Purchases. There typically will be no federal income tax consequences to a participant or to us upon the grant or exercise of an incentive stock option, Employee Stock Purchase Plan, or Physician Stock Purchase Plan purchases. If the participant holds the option shares for the required holding period of at least two years after the date the option was granted or one year after exercise of the option (or purchase of shares pursuant to the Employee Stock Purchase Plan or Physician Stock Purchase Plan purchases), the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the participant disposes of the option shares (or purchase of shares pursuant to the Employee Stock Purchase Plan or Physician Stock Purchase Plan) in a sale, exchange, or other disqualifying disposition before the required holding period ends, he/she will realize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount, subject to certain limitations under Section 162(m) of the Internal Revenue Code. While the exercise of an incentive stock option (or purchase of shares pursuant to the Employee Stock Purchase Plan or Physician Stock Purchase Plan) does not result in current, taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the participant's alternative minimum tax income.

Stock Appreciation Rights. The participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock appreciation right is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of common stock received will be ordinary income, and we will be allowed a federal income tax deduction equal to such amount, subject to certain limitations under Section 162(m) of the Internal Revenue Code.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date, less any amount he paid for the stock, and we will be allowed a corresponding tax deduction at that time, subject to certain limitations under Section 162(m) of the Internal Revenue Code. If the participant files an election under Section 83 (b) of the Internal Revenue Code within 30 days after the date of grant of the restricted stock, he will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date, less any amount a participant paid for the stock, and we will be allowed a corresponding tax deduction at that time, subject to specified limitations under Section 162(m) of the Internal Revenue Code. Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, he will not be able to recover the tax previously paid pursuant to his Section 83(b) election.

Performance Shares. A participant will not recognize income, and we will not be allowed a tax deduction, at the time performance shares are granted. When the participant receives payment under the performance shares, the amount of cash and the fair market value of any shares of stock received will be ordinary income to the participant, and we will be allowed a corresponding tax deduction at that time, subject to specified limitations under Section 162(m) of the Internal Revenue Code.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"FOR" PROPOSAL III.

-----------------------

PROPOSAL IV

ADOPTION OF AN AMENDMENT TO THE ARTICLES
OF INCORPORATION REDUCING THE MINIMUM NUMBER OF DIRECTORS FROM SIX TO FIVE

Dr. J. K. Twilla, a charter member of the Board of the Company and its predecessors regretfully submitted his resignation on January 11, 2002. Dr. Twilla's term of office on the Board of Directors expires in 2004, and the Board intends to replace Dr. Twilla after it has had the opportunity to review alternatives. Article Eight (2) of our Articles of Incorporation require that the Board of Directors consists of a "minimum of six and a maximum of twelve" directors and specifies that directors who do not fulfill their full term of office shall be reelected by the Board until the expiration of the original term. The Board believes that it is in the best interests of the Company to amend the charter so that the minimum number of directors is reduced from six to five. The Board unanimously passed this resolution at a teleconference meeting held on January 23, 2002, and is submitting the amendment to the shareholders for their ratification and approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
PROPOSAL IV.

PROPOSAL V

RATIFICATION OF APPOINTMENT OF AND
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Company has selected Arthur Andersen LLP as its independent auditors for fiscal year ending December 31, 2002. Although a stockholder vote is not required, the Board would like the approval of stockholders for this appointment. Arthur Andersen LLP audited the Company's financial statements for the year ended December 31, 2001.

Aggregate fees billed by Arthur Andersen LLP for audit and review of the Company's 2001 quarterly and annual financial statements are $222,675. These fees include fees related to the audit and review of the consolidated financial statements of NHC as well as the statutory financial statements of NHC Insurance Company, a wholly owned subsidiary of NHC. Arthur Andersen LLP did not provide any financial information systems design and implementation or other services during 2001.

If the stockholders do not ratify the selection of Arthur Andersen LLP, the selection of independent accountants will be reconsidered by the Board of Directors, although the Board of Directors would not be required to select different independent accountants for the Company. The Board of Directors retains the power to select another firm as independent accountants for the Company to replace the firm whose selection was ratified by the Company's stockholders in the event the Board of Directors determines that the best interest of the Company warrants a change of its independent accountants.

Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be given the opportunity to address the shareholders and respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"FOR" PROPOSAL V.

STOCKHOLDER PROPOSALS

October 1, 2002 is the date by which proposals of stockholders intended to be presented at the 2003 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

EXPENSES OF SOLICITATION

The total cost of this solicitation will be borne by the Company. In addition to use of the mail, proxies may be solicited by directors and officers of the Company personally and by telephone, telegraph, or facsimile transmission.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the Meeting, but if other matters do properly come before the Meeting, it is intended that the persons named in the proxy will vote on such matters in accordance with their best judgment.

                                                                   s/Richard F. LaRoche, Jr.
                                                                   Richard F. LaRoche, Jr., Secretary

March 15, 2002
Murfreesboro, Tennessee

NATIONAL HEALTHCARE CORPORATION
Comparison of Cumulative Total Return

	1996	1997	1998	1999	2000	2001
NHC	100.00	134.91	67.60	36.90	44.98	96.97
S&P 500	100.00	128.51	158.92	192.13	184.02	161.53
HC Long-Term	100.00	110.75	73.07	46.84	52.28	78.81

Assumes $100 inv. 12/31/95 in NHC, S&P 500 and Health Care Long-term.

Exhibit A

NHC EXECUTIVE OFFICER PERFORMANCE BASED
COMPENSATION PLAN

BE IT RESOLVED that the Board of Directors of National HealthCare Corporation does hereby adopt and recommend ratification by the shareholders of the Company the following "Executive Officer Performance Based Compensation Plan" (the "Plan"):

  Performance Incentive Bonus Pool (the "Pool"). The annual Pool shall be calculated as follows: At the commencement of each calendar year the Board shall approve a pre-tax earning goal. If the pre-tax earnings goal is met, the Pool shall be formed of two components: first, a base award equal to $3 million and, second, a bonus award calculated as follows:

*      Shareholders must first receive a 15% return on beginning equity after including the expense of the $3 million base award;

*      An incentive bonus is then allowed equal to 30% of the amount in excess of the 15% return on beginning equity.

  Eligible Officers. The Plan shall be available for the five most highly compensated executive officers of the Company as elected from time to time by the Board. Currently there are three executive officers, namely W. Andrew Adams, President and Chief Executive Office; Robert G. Adams, Senior Vice President and Chief Operating Officer; and Richard F. LaRoche, Jr., Senior Vice President and General Counsel.
  Classes of Participation. At the commencement of each calendar year the Compensation Committee (see paragraph 4) shall assign a percentage of the Pool to each of the executive officers. Mr. W. Andrew Adams has been designated to receive 50% participation for 2001, with Messrs. LaRoche and R. Adams each to receive 25% participation.
  Administration of Plan. The Board of Directors shall create a Compensation Committee ("Committee") which shall have at least three members, each of whom shall be both a member of the Board and a non-employee director. The Committee shall recommend to the Board the appropriate classification for each executive officer, which shall be done at the commencement of each calendar year or upon the retention of employment of an executive officer. The Committee shall also consult with and advise management as to the allocation of the balance of the incentive Pool to other company employees. The Committee shall have the full power to interpret and administer the Plan. The Committee shall have the full power and authority to reduce or eliminate altogether any bonus created pursuant to the Plan, but shall not have the power to re-allocate any executive officer's reduced bonus to any other executive officer or to increase any executive officer's bonus in excess of the bonus earned pursuant to the Plan.

This Plan was adopted and approved by the Board of Directors on the 1st day of November, 2001, and is to be submitted to the Company's shareholders at the Annual Meeting of Shareholders to be held April 16, 2002.

                                                                    s/Richard F. LaRoche, Jr.
                                                                    Secretary

Exhibit B

NATIONAL HEALTHCARE CORPORATION

2002 Stock Option, Employee/Physician
Stock Purchase & Stock Appreciation Rights Plan

- 1,250,000 Shares -

TABLE OF CONTENTS

_____________

                                                                                                           Page
Section 1.	Purpose . . . . . . . . . . . . . . . . . . . . . . .	1
Section 2.	Definitions . . . . . . . . . . . . . . . . . . . . . .	1
2.1	"Board of Directors" or "Board" . . . . . .	1
2.2	"Code" . . . . . . . . . . . . . . . . . . . . . . . . .	1
2.3	"Committee" . . . . . . . . . . . . . . . . . . . . .	1
2.4	"Common Stock" . . . . . . . . . . . . . . . . .	1
2.5	"Employee" . . . . . . . . . . . . . . . . . . . . .	1
2.6	"ISO" . . . . . . . . . . . . . . . . . . . . . . . . . .	2
2.7	"Non-Qualified Option" . . . . . . . . . . . .	2
2.8	"Option" . . . . . . . . . . . . . . . . . . . . . . . .	2
2.9	"Participant" . . . . . . . . . . . . . . . . . . . . .	2
2.10	"SAR" . . . . . . . . . . . . . . . . . . . . . . . . .	2
2.11	"Subsidiary" . . . . . . . . . . . . . . . . . . . . .	2
Section 3.	Eligibility . . . . . . . . . . . . . . . . . . . . . . .	2
Section 4.	Common Stock Subject to the Plan . . .	2
4.1	Number . . . . . . . . . . . . . . . . . . . . . . . .	2
4.2	Terminated/Reacquired Options . . . . . .	2
Section 5.	Administration of the Plan . . . . . . . . . . .	3
5.1	Committee . . . . . . . . . . . . . . . . . . . . . .	3
5.2	Options . . . . . . . . . . . . . . . . . . . . . . . .	3
5.3	Plan Interpretation . . . . . . . . . . . . . . . .	3
5.4	Committee Interpretations Conclusive . .	3
5.5	Committee Voting . . . . . . . . . . . . . . . .	4
5.6	Committee Exculpation . . . . . . . . . . . . .	4
5.7	Granting of Options to Employees, Directors and Officers	4
Section 6.	Terms and Conditions of Options . . . . .	4
6.1	ISOs . . . . . . . . . . . . . . . . . . . . . . . . . .	4
6.2	Non-Qualified Options . . . . . . . . . . . . .	6
6.3	SARs . . . . . . . . . . . . . . . . . . . . . . . . . .	7
6.4	Terms and Conditions Common to All Options	8
6.5	Payment of Exercise Price with Previously Issued Stock	10
6.6	Modification, Extension and Renewal of Options	10
6.7	Fixed Option Grant of Stock Options to Certain Directors	10
6.8	Transfer of Options and SARs . . . . . . .	10
6.9	Rights as a Stockholder . . . . . . . . . . . .	11
6.10	Other Option Agreement Provisions . . .	11
6.11	Financing . . . . . . . . . . . . . . . . . . . . . . .	11
Section 7.	Adjustments . . . . . . . . . . . . . . . . . . . . .	11
7.1	Reorganization, Merger, Recapitalization, Etc.	11
7.2	Sale of Not Less Than 50% of Common Stock	11
7.3	Acceleration of Vesting . . . . . . . . . . . . .	12
7.4	Limited Rights Upon Company's Restructure	12
7.5	Effect of Options on Company's Capital and Business Structure	12
Section 8.	Effect of the Plan on Employment Relationship	12
Section 9.	Amendment of the Plan . . . . . . . . . . . . . .	12
Section 10.	Compliance with Rule 16b-3 and Code Section 422	13
Section 11.	Investment Purpose . . . . . . . . . . . . . . . . .	13
Section 12.	Indemnification of Committee . . . . . . . . . .	13
Section 13.	Termination of the Plan . . . . . . . . . . . . . . .	13
Section 14.	Application of Funds . . . . . . . . . . . . . . . .	14
Section 15.	No Obligation to Exercise Option . . . . . . .	14
Section 16.	Employee/Physician Stock Purchase Plans	15
Section 17.	Effective Date of the Plan . . . . . . . . . . . . .	20

NATIONAL HEALTHCARE CORPORATION

2002 Stock Option, Employee/Physician
Stock Purchase &Stock Appreciation Rights Plan

        Section 1.     Purpose.   The purpose of the NATIONAL HEALTHCARE CORPORATION 2002 Stock Option, Employee/Physician Stock Purchase and Stock Appreciation Rights Plan (the "Plan") is to promote the interests of NATIONAL HEALTHCARE CORPORATION, a Delaware corporation (the "Company"), and its stockholders by providing an opportunity to selected employees, compensated physicians serving as medical directors and or medical committee members, officers, directors, consultants and advisors of the Company or any Subsidiary or Affiliate thereof to purchase Common Stock of the Company or acquire stock appreciation rights in the Company. By encouraging such stock ownership and/or stock appreciation rights, the Company seeks to attract, retain and motivate such employees and persons and to encourage such employees and persons to devote their best efforts to the business and financial success of the Company. It is intended that this purpose will be effected by the granting of "non-qualified stock options" and/or "incentive stock options" to acquire the Common Stock of the Company and "stock appreciation rights" in the Company, plus the continuation of the Company's Employee Stock Purchase Program and Physician Stock Purchase Program. Under the Plan, the Committee shall have the authority (in its sole discretion) to grant "incentive stock options" within the meaning of section 422(b) of the Code and "non-qualified stock options" and "stock appreciation rights" to which Code section 421 does not apply. The Committee shall also administer the Employee Stock Purchase Plan and Physician Stock Purchase Program. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

        Section 2.     Definitions. For purposes of the Plan, the following terms used herein shall have the following meanings, unless a different meaning is clearly required by the context.

        2.1     "Affiliate" shall have the meaning subscribed to it by the Securities and Exchange Commission, the Internal Revenue Code and Regulations, and also includes any licensed nursing facility, employee or physician managed by the Company.

        2.2     "Board of Directors" or "Board" shall mean the Board of Directors of the Company.

        2.3     "Code" shall mean the Internal Revenue Code of 1986, as amended.

        2.4     "Committee" shall mean the Compensation Committee of the Board of Directors or such other committee established by the Board of Directors to which it delegates administration of the Plan under section 5.1 hereof, or if no committee is then administering the Plan, the Board of Directors.

        2.5     "Common Stock" shall mean the common stock, $0.01 par value, of the Company.

        2.6     "Employee" shall mean (i) with respect to an ISO, any person, including an officer or director of the Company (its subsidiaries, divisions and affiliates) who, at the time an ISO is granted to such person hereunder, is employed, as such term is used in Code Section 422 and the Treasury Regulations promulgated thereunder, on a full-time basis by the Company or any Subsidiary, division or affiliate of the Company, and (ii) with respect to a Non-Qualified Option or SAR, any person employed by or performing services, whether as an employee or otherwise, for the Company, any Subsidiary, division or affiliate of the Company, or National Health Corporation, a Tennessee corporation, ("National"), including, without limitation, their directors and officers.

       2.7     "Employee/Physician Stock Purchase Plan (or Program) shall mean that Plan as created and defined in Section 16 hereof.

       2.8     "ISO" shall mean an Option to purchase Common Stock granted under the Plan that constitutes and shall be treated as an "incentive stock option," as such phrase is defined in section 422(b) of the Code.

       2.9     "Non-Qualified Option" shall mean an option to purchase Common Stock granted to an Employee pursuant to the Plan that is not an "incentive stock option," with respect to which Code section 421 does not apply, and that shall not constitute nor be treated as an ISO.

        2.10   "Option" shall mean any ISO, Non-Qualified Option or SAR granted to an Employee pursuant to this Plan.

        2.11    "Participant" shall mean an Employee, outside director or Physician to whom an Option has been granted pursuant to this Plan.

        2.12    "SAR" shall mean a stock appreciation right as described in section 6.3 hereof.

        2.13    "Subsidiary" shall have the meaning set forth for "subsidiary corporation" in section 424(f) of the Code.

        Section 3.     Eligibility. Options may be granted to any Employee. The Committee shall have the sole authority to select the persons to whom Options are to be granted hereunder and to determine whether a person is to be granted an ISO, a Non-Qualified Option, an SAR, or any combination thereof. No person shall have any right to participate in the Plan. Any person selected by the Committee for participation during any one period shall not by virtue of such participation have the right to be selected as a Participant for any other period. Any Participant may hold at any time more than one (1) Option, but only upon such terms as provided hereunder and any agreement evidencing such Options.

        Section 4.    Common Stock Subject to the Plan.

        4.1     Number.  The total number of shares of Common Stock for which Options may be granted under this Plan and all other option and stock purchase plans of the Company shall not exceed in the aggregate One Million Two Hundred and Fifty Thousand (1,250,000) shares of Common Stock.

        4.2     Terminated/Reacquired Options. The shares of Common Stock that may be subject to Options granted under this Plan may be either authorized and unissued shares or shares reacquired at any time and now or hereafter held as treasury stock as the Committee may determine. In the event any outstanding Option expires or is terminated for any reason, the shares allocable to the unexercised portion of such Option shall again become available for issuance pursuant to the Plan. If any shares of Common Stock acquired pursuant to the exercise of an Option shall have been repurchased or reacquired by the Company, then such shares shall again become available for issuance pursuant to the Plan.

        Section 5.     Administration of the Plan.

        5.1     Committee.  The Plan shall be administered by the Board or, as directed specifically otherwise herein, by the Committee.

        5.2     Options.  The Committee shall have the sole authority and discretion under the Plan (i) to select the Employees who are to be granted Options hereunder; (ii) to designate whether any Option to be granted hereunder is to be an ISO, a Non-Qualified Option or an SAR; (iii) to establish the number of shares of Common Stock that may be issued upon the exercise of each Option; (iv) to determine the time and the conditions subject to which Options may be exercised in whole or in part; (v) to determine the form of the consideration that may be used to purchase shares of Common Stock upon exercise of any Option (including the circumstances under which the Company's issued and outstanding shares of Common Stock may be used by a Participant to exercise an Option); (vi) to provide financing, upon such terms and conditions as the Committee shall determine and in keeping with the provisions of Section 6.11 hereof, to optionees for the purchase of Common Stock upon the exercise of Options granted hereunder; (vii) to impose restrictions and/or conditions with respect to shares of Common Stock acquired upon exercise of an Option; (viii) to determine the circumstances under which shares of Common stock acquired upon exercise of any Option may be subject to repurchase by the Company; (ix) to determine the circumstances and conditions subject to which shares acquired upon exercise of an Option may be sold or otherwise transferred, including, without limitation, the circumstances and conditions subject to which a proposed sale of shares of Common Stock acquired upon exercise of an Option may be subject to the Company's right of first refusal (as well as the terms and conditions of any such right of first refusal); (x) to establish vesting provisions for any Option relating to the time (or the circumstance) when the Option may be exercised by a Participant, including vesting provisions that may be contingent upon the Company meeting specified financial goals; (xi) to accelerate the time when outstanding Options may be exercised, provided, however, that any ISO may be "accelerated" only as permitted by section 424(h) of the Code; and (xii) to establish any other terms, restrictions and/or conditions applicable to any Option not inconsistent with the provisions of the Plan, and, with respect to ISOs, not inconsistent with the provisions of Code section 422.

        5.3      Plan Interpretation. The Committee shall be authorized to interpret the Plan and any Option granted hereunder and may, from time to time, adopt such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the purpose of the Plan.

        5.4     Committee Interpretations Conclusive. The interpretation and construction by the Committee of any provision of the Plan, any Option granted hereunder or any agreement evidencing any such Option shall be final and conclusive upon all parties, except as may otherwise be determined by the Board of Directors.

        5.5     Committee Voting. Subject to section 5.7 hereof, directors of the Company (or members of the Committee) who are either eligible for Options hereunder, or to whom Options have been granted hereunder, may vote on any matter affecting the administration of the Plan or the granting of Options under the Plan; provided, however, that no director (or member of the Committee) shall vote upon the granting of an Option to himself, but any such director (or Committee member) may be counted in determining the existence of a quorum at any meeting of the Board of Directors (or the Committee) at which the Plan is administered or action is taken with respect to the granting of any Option.

        5.6     Committee Exculpation.  All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee or Board of Directors shall be liable for any action, determination or interpretation taken or made in good faith with respect to the Plan or any Option granted hereunder.

        5.7     Granting of Options to Directors and Officers. Administrative discretion regarding the selection of any employee, director or officer of the Company to whom Options may be granted pursuant to this Plan, or the determination of the number of shares of Common Stock that may be allocated to such Options and the terms thereof, shall be exercised in the following manner: (i) approval in advance by the full Board of Directors; or (ii) approval in advance by a committee that is composed solely of two or more Non-Employee Directors, as such term is defined under Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934; or (iii) approval in advance by a majority of the Company's shareholders in accordance with Rule 16b-3; or (iv) ratification by a majority of the Company's shareholders no later than the next annual shareholder meeting; or (v) the officer, employee or director retains the issuer equity securities for a period of six (6) months following their acquisition in accordance with Rule 16b-3.

        Section 6.   Terms and Conditions of Options.

        6.1     ISOs.  The terms and conditions of each ISO granted under the Plan shall be specified by the Committee, shall be set forth in a written ISO agreement between the Company and the Participant in such form as the Committee shall approve, and shall be clearly identified therein as an ISO. The terms and conditions of each ISO shall be such that each ISO issued hereunder shall constitute and be treated as an "incentive stock option" as defined in section 422 of the Code. The terms and conditions of any ISO granted hereunder need not be identical to those of any other ISO granted hereunder. Notwithstanding the above, the terms and conditions of each ISO shall include the following:

                6.1.1     The option price shall not be less than one hundred percent (100%) (or one hundred ten percent (110%) in the case of an Employee referred to in section 6.1.3 hereof) of the fair market value, as determined in good faith by the Board of Directors in accordance with Code section 422(c)(7), of the shares of Common Stock subject to the ISO on the date the ISO is granted, but in no event shall the option price be less than the par value of such shares, which price shall be payable in U.S. dollars upon the exercise of such ISO and paid, except as otherwise provided in section 6.5, in cash or by check immediately upon exercise.

                6.1.2     The Committee shall fix the term of all ISOs granted pursuant to the Plan, including the date on which such ISO shall expire and terminate; provided, however, that such term shall in no event exceed ten (10) years from the date on which such ISO is granted (or, in the case of an ISO granted to an Employee referred to in section 6.1.3 hereof, such term shall in no event exceed five (5) years from the date on which such ISO is granted). Each ISO shall be exercisable in such amount or amounts, under such conditions and at such times or intervals or in such installments as shall be determined by the Committee in its sole discretion.

                6.1.3     An ISO shall not be granted to an Employee who, at the time the ISO is granted, owns (actually or constructively under the provisions of Code section 424(d)) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or Subsidiary of the Company (taking into account the attribution rules of Code section 424), unless the option price is at least one hundred ten percent (110%) of the fair market value (determined as of the time the ISO is granted) of the shares of Common Stock subject to the ISO and the ISO by its terms is not exercisable more than five (5) years from the date it is granted. Notwithstanding any other provision of the Plan, the provisions of this section 6.1.3 shall not apply, or be construed to apply, to any Non-Qualified Option or SAR granted under the Plan.

                6.1.4     In the event the Company or any Subsidiary of the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant as a result of any "disqualifying disposition" of any shares of Common Stock acquired upon exercise of an ISO granted hereunder, the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, or if no such payments are due or to become due to such Participant, then such Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee in its sole discretion.

               6.1.5     If upon the exercise of one or more Options granted pursuant to this or any other plan of the Company or any Subsidiary of the Company that are designated as ISOs upon the grant thereof, a portion of such exercised Options are not treated as ISOs pursuant to Code section 422(d), which sets a limit upon the aggregate fair market value (determined at the time the ISOs are granted) of stock subject to ISOs that may become exercisable by the optionee thereof for the first time during any calendar year, then the Company shall issue one or more certificates evidencing the Common Stock acquired pursuant to the exercise of ISOs and one or more certificates evidencing the Common Stock acquired pursuant to the exercise of Options not treated as ISOs in accordance with Code section 422 and shall so identify such certificates in the Company's stock transfer records.

               6.1.6     Following a transfer of stock to a Participant pursuant to such Participant's exercise of an ISO, the Company or any Subsidiary of the Company shall (on or before January 31 of the calendar year following the year of such transfer) furnish to such Participant the written statement prescribed by Code section 6039 and the Treasury Regulations promulgated thereunder.

        6.2     Non-Qualified Options. The terms and conditions of each Non-Qualified Option granted under the Plan shall be specified by the Committee, in its sole discretion, shall be set forth in a written option agreement between the Company and the Participant in such form as the Committee shall approve, and shall be clearly identified therein as a Non-Qualified Option. The terms and conditions of each Non-Qualified Option shall be such that each Non-Qualified Option granted hereunder shall not constitute or be treated as an "incentive stock option," as such phrase is defined in section 422 of the Code, and will be a "non-qualified stock option" for Federal income tax purposes to which Code section 421 does not apply. The terms and conditions of any Non-Qualified Option granted hereunder need not be identical to those of any other Non-Qualified Option granted hereunder. Notwithstanding the above, the terms and conditions of each Non-Qualified Option shall include the following:

                 6.2.1     The option price shall be as determined by the Committee, but in no event shall the option price be more than one hundred percent (100%) of the fair market value, as determined in good faith by the Committee, of the shares of Common Stock subject to the Non-Qualified Option on the date such Non-Qualified Option is granted, nor less than the par value of such shares. The Committee may, in its sole discretion, include in a Non-Qualified Option issued to an Employee a provision providing for a reduction of the option price at a set future date or dates on the condition that certain Company objectives, as determined by the Committee, shall have been achieved by such date.

                 6.2.2     The Committee shall fix the term of all Non-Qualified Options granted pursuant to the Plan (including the date on which such Non-Qualified Option shall expire and terminate). Such term may be more than ten (10) years from the date on which such Non-Qualified Option is granted. Each Non-Qualified Option shall be exercisable in such amount or amounts, under such conditions, and at such times or intervals or in such installments as shall be determined by the Committee in its sole discretion.

                 6.2.3     In the event the Company, a Subsidiary thereof, or National is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant in respect of a Non-Qualified Option granted hereunder or in respect of any shares of Common Stock acquired upon exercise of a Non-Qualified Option, the Company, a Subsidiary thereof, or National shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, or if no such payments are due or to become due to such Participant, then such Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee in its sole discretion.

        6.3     SARs.  The terms and conditions of each SAR granted under the Plan shall be specified by the Committee, in its sole discretion, shall be set forth in a written agreement between the Company and the Participant in such form as the Committee shall approve, and shall be clearly identified therein as an SAR. The Committee shall have the power to grant, simultaneously with the grant of a Non-Qualified Option or at any other time, stock appreciation rights with respect to that portion of Common Stock as the Committee in its discretion determines. Such rights may be granted separately and exclusively ("Exclusive SARs") or in connection with a Non-Qualified Option ("Attached SARs") either at the time of grant of such Non-Qualified Option or upon any amendment thereof. The terms and conditions of any SAR granted hereunder need not be identical to those of any other SAR granted hereunder. Notwithstanding the above, the terms and conditions of SARs shall include the following:

                 6.3.1     Exclusive SARs shall include in their terms the fair market value, for purposes of this section 6.3, of one (1) share of the Company's Common Stock and shall provide that such SAR shall not be exercisable prior to a date as determined by the Committee.

                 6.3.2     An Attached SAR may be exercised only to the extent the Non-Qualified Option to which it relates is exercisable.

                 6.3.3     An SAR shall entitle the holder thereof to exercise such SAR (or any portion thereof), and in the case of an Attached SAR, to surrender simultaneously the Non-Qualified Option (or such portion thereof) to the Company, and to receive from the Company in exchange therefor cash, or its equivalent in shares of Common Stock, or any combination thereof as determined in the sole discretion of the Committee, having an aggregate value equal to the excess of the value of one (1) share of Common Stock at the date of exercise over the value thereof upon the date the SAR exercised was granted, as determined pursuant to section 6.3.1 above, times the number of SARs exercised or the number of Non-Qualified Options surrendered.

                 6.3.4     The Committee reserves the right to call for the exercise of an SAR at any time without the approval of the holder of such SAR.

                 6.3.5     If the Committee elects to pay part or all of the benefit determined in accordance with section 6.3.3 above in shares of Common Stock, the value of a share of Common Stock for such purpose shall be the fair market value, as determined in accordance with section 6.2.2 hereof, on the date of exercise. Provided, however, that fractional shares shall not be delivered under this paragraph 6.3.5, and in lieu thereof a cash adjustment shall be made.

                 6.3.6     It shall be a condition to the obligation of the Company, upon settlement of an SAR, that the holder thereof pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying its liability to withhold Federal, state or local income or other taxes incurred by reason of the exercise of the SAR. If the amount requested is not paid, the Company may refuse to conclude settlement of the SAR.

        6.4     Terms and Conditions Common to All Options. All Options granted under the Plan shall include the following provisions:

                 6.4.1     All Options, by their terms, shall not be transferable otherwise than by (i) last will and testament or, (ii) the laws of descent and distribution, or (iii) to Participant controlled entities such as family partnerships, or iv) to qualified charitable, educational or religious organizations such as public/private foundations, educational institutions, or religious institutions and, during an Participant's lifetime, shall be exercisable only by the Participant or the appropriate transferee.

                 6.4.2     Each Option shall state the number of shares to which it pertains and the requirements and vesting schedule thereof, if any.

                 6.4.3     Except as otherwise provided in section 6.4.4 (relating to permanent and total disability), 6.4.5 (relating to death), and 6.4.6 (relating to "cause"), in the event a Participant shall cease to be employed by the Company or a Subsidiary of the Company on a full-time basis for any reason, the unexercised portion of any Option held by such Participant at that time shall lapse when Participant ceased to be so employed.

                 6.4.4     In the event a Participant shall cease to be employed by the Company or any Subsidiary of the Company on a full-time basis by reason of his "permanent and total disability" (within the meaning of section 22(e)(3) of the Code), the unexercised portion of any Option held by such Participant at that time may only be exercised within 180 days after the date on which the Participant ceased to be so employed, and only to the extent that the Participant could have otherwise exercised such Option as of the date on which he ceased to be so employed; provided that in no event may such Option be exercised beyond the expiration of the term of the Option.

                 6.4.5     In the event a Participant shall die while in the full-time employ of the Company or a Subsidiary of the Company, the unexercised portion of any Option held by such Participant at the time of his death may only be exercised within 180 days after the date of such Participant's death, and only to the extent that the Participant could have otherwise exercised such Option at the time of his death. In such event, such Option may be exercised by the executor or administrator of the Participant's estate or by any person or persons who shall have acquired the Option directly from the Participant by last will and testament or the applicable laws of descent and distribution.

                 6.4.6     In the event a Participant is terminated from employment with the Company for "cause," such Participant's right to exercise any Option granted hereunder, weather vested or non-vested, shall terminate upon notice of discharge. For purposes of this paragraph, "cause" shall mean final conviction of a felony, adjudication of bankruptcy, nonacceptance of office or conduct prejudicial to the interests of the Company.

                 6.4.7     If an Participant shall cease to be employed by the Company or any Subsidiary of the Company for any reason, the Company, at its discretion, may elect to repurchase from the Participant or his legal representative any and all Common Stock received by such Participant upon exercise of any Options as of the date of termination for a price per share equal to the exercise price of such Options. The Company's right to repurchase the Common Stock shall continue for a period of six (6) years from the date of grant of such Option. The payment for shares of Common Stock repurchased by the Company pursuant hereto shall be made, in cash or by check, at the address of the Participant as set forth in the stock records of the Company, or at such other location as the parties to the repurchase may mutually agree. Upon payment by the Company in compliance with the provisions of this section 6.4.7, the Participant or his legal representative shall deliver to the Company for cancellation the certificate(s) evidencing the Common Stock repurchased by the Company. The failure of the Participant or legal representative to so deliver the certificate(s) shall not impinge the validity of the Company's repurchase.

                 6.4.8     With respect to Non-Qualified Options and SARs, for purposes of this Section 6.4, a person shall be treated as an employee of the Company or a Subsidiary of the Company if such person is employed, as such term is used in Code section 422 and the Treasury Regulations promulgated thereunder, on a full-time basis by the Company, any Subsidiary of the Company, or National, or is a director of any of said entities. Notwithstanding anything in the Plan to the contrary, the Committee may grant Non-Qualified Options and SARs to Employees, as such term is defined in Section 2.5 hereof with respect to Non-Qualified Options and SARs, that do not include the provisions of Section 6.4.3 through 6.4.7, or that include modified versions thereof, provided the option agreement evidencing such options reflects such deletions or modifications.

        6.5     Payment of Exercise Price with Previously Issued Stock. Except as otherwise provided in an option agreement between the Company and a Participant granting an ISO or a Non-Qualified Option to such Participant, the Committee may permit the option price for any ISO or Non-Qualified Option granted under the Plan to be paid, in whole or in part, with previously issued Common Stock of the Company (valued as of the date of exercise of such Option).

        6.6     Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of the Plan, and with respect to ISOs as permitted by the Code, the Committee, in its discretion, may modify, extend or renew outstanding Options granted under the Plan, or accept the surrender of outstanding Options (to the extent not theretofore exercised) and authorize the granting of new Options and substitutions therefor; provided, however, that no modification, extension, renewal, revision or cancellation of an Option shall, without the consent of the optionee thereof, cause an ISO to become a Non-Qualified Option or, except as otherwise set forth herein, alter or impair any rights or obligations under any Option theretofore granted under the Plan.

        6.7     Fixed Option Grant of Stock Options to Certain Directors. Each Director of the Company who is not an employee of the Company ("Non-Employee Director") shall automatically be granted an Option to acquire fifteen thousand (15,000) shares of Common Stock on the date of the first Annual Meeting of Shareholders held in a calendar year. All such Non-Qualified Options shall have a per share exercise price equal to the fair market value of a share of Common Stock at the close of business on the date of grant. If the stock is listed upon an established stock exchange or exchanges, such fair market value shall be deemed to be the last sales price of the Common Stock on such stock exchange or exchanges on the day the Option is granted or if no sale of the Company's Common Stock shall have been made on any stock exchange on that day, on the next preceding day on which there was a sale of such stock. During such time as the Common Stock is not listed upon an established stock exchange, the fair market value per share shall be determined by the Committee. The provisions of this section 6.7 may not be amended more than once every six (6) months, other than to comply with changes in the Code, ERISA, or rules promulgated thereunder.

        6.8     Transfer of Options and SARs. Except as provided in this section 6.8 or as specifically permitted in the governing option agreement, no Option or SAR shall be transferable by the optionee other than by last will and testament or the applicable laws of descent and distribution, and during the lifetime of the optionee, Options and SARs granted hereunder may be exercised only by the optionee. Notwithstanding anything in this section 6.8 to the contrary, any Participant of an Option or SAR may transfer same to members of his immediate family (or to one or more trusts for the benefit of such family members or to partnerships or limited liability companies in which such family members or trusts are the only partners or members or to IRS qualified educational, charitable or religious foundations or institutions), if (i) the option agreement with respect to which such Option or SAR relates expressly so provides, and (ii) the Participant does not receive any consideration for the transfer. Any Option or SAR held by any such transferees would continue to be subject to the same terms and conditions that are applicable to such Options immediately prior to their transfer.

        6.9     Rights as a Stockholder. Any optionee or transferee of an Option granted hereunder shall have no rights as a stockholder of the Company with respect to any shares of Common Stock to which such Option relates until the date of the issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as otherwise required by section 7 hereof.

        6.10     Other Option Agreement Provisions. The option agreements authorized under the Plan shall contain such other provisions, including, without limitation, restrictions upon the exercise of Options, as the Committee shall deem advisable. Any ISO agreement hereunder shall contain such limitations and restrictions upon the exercise of ISOs as shall be necessary in order that such ISOs will be "incentive stock options" as defined in section 422 of the Code, or to conform to any change in the law, which provisions shall control any inconsistent or contradictory provision of the Plan.

        6.11     Financing. The Board may authorize the financing of the exercise of any Options as follows: The Plan provides that the Company may finance the exercise of any option by the acceptance of the option holder's full recourse promissory note bearing interest at a fixed rate equal to 2 1/2% below National Prime on the date of the note, with interest payable quarterly and principal due and payable in 60 months. The note will be secured with shares having a fair market value of 200% of the amount of the principal of the note as established on the date of the loan. Additionally, the notes require the pledge of additional shares or a reduction in the principal of the note and any time that the value of the collateral drops below 150% of the base amount of the outstanding balance of the note.

        Section 7.      Adjustments.

        7.1     Reorganization, Merger, Recapitalization, Etc. Subject to any required action by the Company's shareholders, in the event that, after the adoption of the Plan by the Board of Directors, the outstanding shares of the Company's Common Stock shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation through reorganization, merger or consolidation, recapitalization, reclassification, stock split, split-up, combination or exchange of shares or declaration of any dividends payable in Common Stock or in any other manner effected without the receipt of consideration by the Company, the Committee shall appropriately adjust (i) the number of shares of Common Stock (and the option price per share) subject to the unexercised portion of any outstanding Option (to the nearest possible full share), provided, however, that the limitations of sections 422 and 424 of the Code shall apply with respect to adjustments made to ISOs so as not to cause any ISO to cease to qualify as an ISO under Code section 422, and (ii) the number of shares of Common Stock for which Options may be granted under this Plan, as set forth in section 4.1 hereof, and such adjustments shall be effective and binding for all purposes of this Plan.

        7.2     Sale of Not Less Than 50% of Common Stock. Notwithstanding section 7.1, upon the closing of any offer to holders of not less than fifty percent (50%) of the Company's Common Stock relating to the acquisition of their shares in a single transaction or related series of transactions, including, without limitation, through purchase, merger or otherwise, or any transaction relating to the acquisition of substantially all of the assets or business of the Company, the Committee may make such adjustment as it deems equitable in respect of outstanding Options including, without limitation, the revision or cancellation of any outstanding Options; provided, that, to the extent any such Options shall be vested, such cancellation or revision shall be based upon the difference between the acquisition value for the Company's Common Stock and the exercise price of such Options. Any such equitable determination by the Committee shall be effective and binding for all purposes of this Plan and any option agreement hereunder.

         7.3     Acceleration of Vesting. A dissolution or liquidation of the Company or a merger, consolidation or acquisition in which the Company is not the surviving corporation shall cause the vesting date of each outstanding Option to accelerate and be exercisable within sixty (60) days prior to such occurrence in whole or in part.

        7.4     Limited Rights Upon Company's Restructure. Except as herein before expressly provided in this section 7, an optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation, or spin-off of assets or stock of another corporation, and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option granted hereunder.

        7.5     Effect of Options on Company's Capital and Business Structure. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

        Section 8.     Effect of the Plan on Employment Relationship. Neither the Plan nor any Option granted hereunder to an Employee shall be construed as conferring upon such Participant any right to continue in the employ of the Company or the service of the Company or any Subsidiary, as the case may be, or limit in any respect the right of the Company or any Subsidiary to terminate such Participant's employment or other relationship with the Company or any Subsidiary, as the case may be, at any time.

        Section 9.     Amendment of the Plan. The Board of Directors may, as permitted by law, amend the Plan from time to time as it deems desirable; provided, however, that, without the approval of the holders of a majority of the outstanding Common Stock of the Company entitled to vote thereon at a shareholders' meeting, the Board of Directors may not amend the Plan to (i) increase (except for increases due to adjustments in accordance with section 7 hereof) the aggregate number of shares of Common Stock for which Options may be granted hereunder, (ii) increase the benefits accruing to a Participant under this Plan, including any decrease in the minimum exercise price specified by the Plan in respect of ISOs, (iii) change the class of Employees eligible to receive Options under the Plan, or (iv) make any other revision to the Plan as it relates to ISOs that requires shareholder approval under the Code. Notwithstanding any other provision of the Plan, shareholder approval of amendments to the Plan need not be obtained if such approval is not required under Rule 16b-3 (to the extent applicable to the Company) as of the effective date of such amendments, and with respect to ISOs, if such approval is not required under Code section 422.

        Section 10.     Compliance with Rule 16b-3 and Code Section 422. The Company shall use its best efforts to maintain the Plan, and to assure the Options are granted and exercised under the Plan, in accordance with Rule 16b-3 (to the extent Rule 16b-3 could be applicable to any transaction in securities arising in connection with the Plan), and with respect to ISOs, Code section 422, as said Rule 16b-3 and Code section 422 may be amended from time to time, and any and all successor statutes and regulations thereof, including without limitation, the seeking of any appropriate amendments to the Plan and all requisite approvals and consents of such amendments; provided, however, that except as otherwise set forth in the Plan, the Company shall take no action that adversely affects Options then outstanding under the Plan without the prior written consent of the holders of such Options.

        Section 11.     Investment Purpose.  Each Option under the Plan shall be granted on the condition that the purchases of stock thereunder shall be for investment purposes, and not with a view to resale or distribution, except that in the event the stock subject to such Option is registered under the Securities Act of 1933, as amended, or in the event a resale of such stock without such registration would otherwise be permissible under applicable laws, rules and regulations. Such condition shall be inoperative if, in the opinion of counsel for the Company, such condition is not required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.

        Section 12.     Indemnification of Committee.  In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his duties; provided that within sixty (60) days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity, at its expense, to handle and defend the same.

        Section 13.     Termination of the Plan. The Board of Directors may terminate the Plan at any time. Unless the Plan shall theretofore have been terminated by the Board, the Plan shall terminate ten (10) years after the date of its initial adoption by the Board of Directors. No Option may be granted hereunder after termination of the Plan. The termination or amendment of the Plan shall not alter or impair any rights or obligations under any Option theretofore granted under the Plan.

        Section 14.     Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Options granted hereunder shall be used for general corporate purposes.

        Section 15.     No Obligation to Exercise Option. The granting of an Option hereunder shall impose no obligation upon the optionee thereof to exercise such Option.

        Section 16.     Employee Stock Purchase Plan (ESPP).

        16.1     Definitions. As used herein, the following words and phrases shall have the meanings below or as defined elsewhere herein, unless a different meaning is plainly required by the context, viz:

                16.1.1    The term "Anniversary Date" shall mean each January 1 on and after January 1, 2002.

                16.1.2     The term "Closing Price" shall mean the closing price of the Company's stock as reported in the consolidated trading of the American Stock Exchange; provided that, if there shall be any material alteration in the present system of reporting sales prices of such shares, or if such shares shall no longer be listed on the American Stock Exchange, the market value of the shares as of a particular date shall be determined in such a method as shall be authorized by the Board.

                16.1.3     The term "Contribution Account" shall mean the account established on behalf of a Member to which shall be credited the amount of the Member's contribution.

                16.1.4     The term "Effective Date" shall mean January 1, 2002.

                16.1.5     The term "Employer" shall mean National HealthCare Corporation and its Service Agreement provider, National Health Corporation, their successors and assigns, and any subsidiaries, divisions or affiliates authorized by the Board to participate in this Plan with respect to their Employees.

                16.1.6     The term Exercise Date shall mean the last trading date on the American Stock Exchange in the Plan Year.

                16.1.7     The term "Issue Price" shall mean the lower of the Closing Price of the shares on either the Grant Date or the Exercise Date as determined on the Exercise Date.

                16.1.8     The term "Member" shall mean any Employee or Physician of an Employer who has met the conditions and provisions for becoming a Member as provided herein.

                16.1.9     The term "Member's Contribution Rate" shall be an exact number of dollars elected by the Member to contribute by regular payroll deductions to their contribution account.

                16.1.10    The term "Grant Date" shall mean the first American Stock Exchange trading date of the Plan Year.

                16.1.11    "Physician" shall mean any licensed physician compensated by the Company or its subsidiaries and affiliates for services as medical director or medical review committee membership.

                16.1.12    The term "Plan Year" shall mean a twelve (12) month period beginning on the first day of January and ending on the last day of December.

                16.1.13    The term "Shares" or "Stock" shall mean the shares of common stock of National HealthCare Corporation which are reserved for issuance upon the exercise of the purchase rights granted under this Plan.

                16.1.14    Any words herein used in the masculine shall read and be construed in the feminine where they would so apply. Words in the singular shall be read and construed as though in the plural in all cases where they would so apply.

        16.2     Membership in Plan.

                16.2.1     Each Employee or Physician shall become eligible to participate in the Plan upon his or her date of employment.

                16.2.2     Upon becoming a Member, said Member shall be bound by the terms of this Plan, including any amendments hereto.

                16.2.3     Each Employee who becomes eligible to participate shall be furnished a summary of the Plan and a Request for Participation form. If such Employee or Physician elects to participate hereunder, he/she shall complete such form and file it with his/her Employer. The completed Request for Participation form shall indicate the amount of Employee or Physician contribution or purchase amount authorized by the Member.

        16.3     Issuance of Stock Purchase Plan Rights.

                16.3.1     In order to participate in this Plan an Employee must authorize Employer to deduct through payroll deduction an exact number of dollars per pay period, but not less than $10.00 per pay period or more than the payment to the employee that pay period. Such authorization shall be in writing and on such forms as provided by the Company. Such deductions shall begin as of the first pay period after receipt of the Request for Participation form at the corporate offices, but no later than March 31 in any Plan Year, unless extended by the Board. For all purposes of this Plan, such contributions shall be deemed a part of the Member's Contribution. No interest shall accrue on any amounts withheld under this Plan.

The Member's Contribution Rate, once established, shall remain in effect for all Plan Years unless changed by the Member in writing on such forms as provided by the Company and filed with the Company.

At any time during the Plan Year, a Member may notify the Company he/she wishes to discontinue contributions. This notice shall be in writing and on such forms as provided by the Company and shall become effective as of a date not more than thirty (30) days following its receipt by the Company.

Members may elect to withdraw some or all of their contributions once at any time during the Plan Year without being terminated from the Plan. However, if contributions are withdrawn a second time during the Plan Year, no further contributions will be permitted during that Plan Year.

                16.3.2     Physicians may sign up for participation at any time by indicating the dollar amount they would like to purchase. The dollar amount, however, is limited to $24,000 reduced by $2,000 for each month in the calendar year the Physician fails to submit his/her Participation Agreement to the administrator at the center with which Physician contracts. The Physician must pay for the shares so optioned by January 31 of the following year, and the price paid per share will be the same Price paid by Employees participating in the Stock Purchase Plan described in this Section 16.

                16.3.3     If the total number of shares to be purchased hereunder by all Members exceeds the number of shares authorized under this Plan, a pro-rata allocation of the available shares will be made among all Members authorizing such payroll deductions based on the amount in their respective Contribution Account on the Exercise Date.

                16.3.4     On each Exercise Date the Member's Contribution Account shall be used to purchase the maximum number of whole shares determined by dividing the Issue Price into the Member's Contribution Account. Any money remaining in a Member's Contribution Account may be returned to the employee if requested. If such return is not requested, the balance will remain in the Contribution Account to be used in the next Plan Year along with new contributions in the new Plan Year. All rights or options under this Plan shall be subject to such amendment of modification as the Company shall deem necessary to comply with any applicable law or regulation, and shall contain such other provisions as the Company shall deem necessary to comply with any applicable law or regulation, and shall contain such other provisions as the Company shall from time to time approve and deem necessary.

                16.3.5     In no event may a Member

                       (i)     Receive an option or options granted under this Plan during a calendar year to purchase NHC common stock having a fair market value (determined at grant date) of more than $25,000;

                       (ii)     Receive an option if he/she beneficially owns, immediately after the option is granted, 5% or more of the total combined voting power or value of all outstanding common stock of NHC; or

                       (iii)     Transfer or otherwise alienate any option granted to him/her under this Plan.

               16.3.6     The Company stock certificates purchased through the exercise of the option granted hereunder shall be issued as soon as practical after the date of such exercise.

               16.3.7     Any Employee or Physician whose employment or contract with the Employer is terminated for any reason except death and retirement during the Plan Year shall cease to be a Member immediately. The balance of the Member's Contribution Account shall be paid to such member, or his legal representative, as soon as practical after termination. Any options granted to such Member shall be deemed null and void.

               16.3.8     If a Member shall die during a Plan Year, no further contributions on behalf of the deceased Member shall be made. The Executor or Administrator of the deceased Member may elect to withdraw the balance in said Member's Contribution Account by notifying the Employer in writing. In the event no election to withdraw has been made, the balance accumulated in the deceased Member's Contribution Account shall used to purchase shares in accordance with this Section 16 hereof.

               16.3.9      If a Member shall retire during a Plan Year, no further contributions on behalf of the retired Member shall be made. The Member may elect to withdraw the balance in his/her Contribution Account by notifying the Employer in writing. In the event no election to withdraw has been made, the balance accumulated in the retired Member's Contribution Account shall be used to purchase shares in accordance with this Section 16.

        Section 17.     Miscellaneous.

        17.1     The Board or any person delegated such authority by the Board shall administer the Plan and keep records of individual Member benefits. The Board shall interpret the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan, and all such determinations by the Board shall be conclusive and binding on all persons.

        17.2     Each Member, former Member, or any other person who shall claim the right or benefit under this Plan, shall be entitled only to look to the Company for such benefit.

        17.3     The Board may at any time or from time to time, amend the Plan in any respect or terminate same. The Plan will be suspended in the event a "tender offer" is made to the shareholders of the Company. The Board's determination that such an offer has been made shall be conclusive. No contributions will be accepted and all Contribution Account balances will be refunded to Members. The Plan may thereafter be reactivated by Board action at any time.

        17.4     The Company will pay all expenses of administering this Plan that may arise in connection with the Plan.

        17.5     Any rules, regulations, or procedures that may be necessary for the proper administration or functioning of this Plan that are not covered in this Plan shall be promulgated and adopted by the Board.

        17.6     Any heading or subheadings in this Plan are inserted for convenience of reference only and are to be ignored in the construction of any provisions hereof.

        17.7     This Plan shall be construed in accordance with the laws of the State of Tennessee.

        17.8     The option rights hereunder are not subject to assignment or alienation. If a Member attempts such assignment, transfer or alienation, the Company shall disregard that action.

        17.9     Any interpretations of this Plan necessary shall be made solely by the Company in order to insure that the options granted hereunder shall not be taxable to a Member until he/she actually disposes of those shares obtained through the exercise of those options.

        17.10     This Plan will not be deemed to constitute a contract between an Employer and any Member or to be a consideration of an inducement for the employment of any Member or Employee. Nothing contained in this Plan shall be deemed to give any Member or Employee the right to be retained in the service of an Employer or to interfere with the right of an Employer to discharge any Member or Employee at any time regardless of the effect which such discharge shall have upon him/her as a Member of the Plan.

        17.11     No liability whatever shall attach to or be incurred by any past, present or future shareholders, officers or directors, as such, of the Employer or its affiliates, under or by reason of any of the terms, conditions or agreements contained in this Plan or implied therefrom, and any and all liabilities of, and any and all rights and claims against the Employer or its affiliates, or any shareholder, officer or director as such, whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to this Plan, are hereby expressly waived and released by every Member, as a part of the consideration for any benefits by the Employers under this Plan.

        17.12     The aggregate number of shares reserved for purchase under the Plan and the calculation of the Issue Price per share hereof shall be appropriately adjusted to reflect any increases or decreases in the number of issued units resulting from a subdivision or consolidation of shares or other capital adjustment, or payment of a stock dividend, stock split, or other such increase or decrease in such outstanding shares.

        17.13     The Company's obligation to sell and deliver shares under the Plan is at all times subject to all approvals of any governmental authorities required in connection with the authorization, issuance, sale or delivery of such securities.

        Section 18.     Effective Date of the Plan. This Plan shall be effective as of January 1, 2002.

        This Plan was adopted and approved by the Board of Directors on the 1st day of November, 2001.